EX-FILING FEES

Calculation of Filing Fee Tables

424B5
(Form Type)

Waste Connections, Inc.
(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	4.500% Notes due 2029	457(r)	$363,250,000(1)	99.933%	363,006,622.50	.0001476	$53,579.78
Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-			-	-	-	-
	Total Offering Amounts							$53,579.78	-	-	-	-
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$53,579.78

(1) C$500,000,000 aggregate principal amount of the 4.500% Notes due 2029 will be issued. The $363,250,000 amount to be registered is based on the June 10, 2024 CAD/U.S. $ rate of exchange of C$1/U.S.$0.7265.

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